Guaranty Federal BANCSHARES, INC	Exhibit 99.1 For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

SPRINGFIELD, MO – (July 14, 2010) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its second quarter ended June 30, 2010.

Second Quarter 2010 Financial Highlights

•	Earnings per share for the quarter increased $.81 compared to the second quarter ended June 30, 2009.
•	Net income increased $2.1 million for the quarter compared to the second quarter ended June 30, 2009.
•	Net interest margin improved 80 basis points to 2.62% for the quarter as compared to the second quarter in 2009 and increased 21 basis points over the first quarter of 2010.
•	Nonperforming assets decreased $3.6 million from December 31, 2009.
•	Equity to assets increased to 7.27% as compared to 6.97% at December 31, 2009.
•	Book value per common share increased to $14.07 as compared to $13.49 at December 31, 2009.

The Company announces that net income for the second quarter ended June 30, 2010 was $493,000 compared to a net loss of ($1,632,000) for the second quarter ended June 30, 2009.  After preferred dividends, diluted earnings per share was $.08, an increase from the ($.73) per diluted share during the second quarter ended June 30, 2009.  This was also an increase from the $.07 per diluted share the Company earned during the first quarter ended March 31, 2010.

There are a few key issues that contributed to earnings for the second quarter:
•
Net interest margin - The increase in the Company’s net interest income positively impacted earnings during the second quarter which was primarily due to the Company’s management of interest expense.  First, at the beginning of 2010, the Company reduced its cost of funding on money market deposits generated from a very successful deposit generating campaign in the first quarter of 2009.  Also, due to the increase in liquidity in the prior year, the Company had the ability to significantly reduce its cost of retail certificates of deposit as well as reduce those balances.  On the asset side of the balance sheet, while loans have declined due to weak loan demand and specific foreclosures, the Company continues to closely manage loan pricing by establishing rate floors, increasing existing rate floors and focusing on the reduction of nonaccrual loans, which ultimately has a positive impact on the Company’s yield on earning assets.

•
Provision for loan losses - The Company recorded a provision for loan loss of $950,000 during the quarter (compared to $3.3 million for the prior year quarter).  The allowance for loan losses as of June 30, 2010 was 2.35% of gross loans outstanding (excluding mortgage loans held for sale).

•
Non-interest income – The decrease in non-interest income of $462,000 was due to a few factors both positively and negatively impacting income.  First, the Company recognized $315,000 in gains on sales of investment securities in the prior year quarter compared to only $14,000 in the current year quarter.  Secondly, the Company recognized a net loss of $56,000 on its foreclosed assets held for sale in the current year quarter compared to net income $98,000 in the prior year quarter.  Third, the Company experienced a decline of $85,000 in its gain on sale of fixed rate mortgage loans for the current year quarter compared to the prior year quarter.  However, offsetting these declines, the Company recognized earnings of $98,000 from its bank owned life insurance purchased in October 2009, as compared to $0 during the prior year second quarter.

•
Non-interest expense – The Company has successfully managed and controlled non-interest expenses which decreased $277,000 quarter over quarter, even though several key associates were added in 2009 which has increased personnel costs in 2010.  The most impacting reason in the decline in overall expenses is the decrease in Federal Deposit Insurance Corporation premiums of $356,000 primarily due to the one-time assessment of $341,000 that was incurred during the second quarter of 2009.

“The improvement in our results for the second quarter is directly related to the gradual stabilization in the economy,” said President and Chief Executive Officer Shaun A. Burke.  “The build in our allowance for loan losses slowed substantially compared to recent quarters as early stage credit indicators continued to improve in our loan portfolio.”

“Although the economy still faces challenges, there have been clear and broad-based improvements in the underlying trends.  Regardless of the economic trends, we will remain focused on improving credit quality and financial performance, enhancing relationships with our client base, and investing in technology and products that will strengthen our long-term shareholder value,” said Burke.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Six Months ended
Operating Data:	30-Jun-10	30-Jun-09	30-Jun-10	30-Jun-09
	(Dollar amounts are in thousands, except per share data)

Total interest income	$8,229	$8,504	$16,494	$16,827
Total interest expense	3,806	5,204	7,962	10,512
Provision for loan losses	950	3,300	1,900	4,280
Net interest income after provision for loan losses	3,473	-	6,632	2,035
Noninterest income	1,061	1,523	2,253	2,332
Noninterest expense	3,759	4,036	7,395	7,780

Income (loss) before income taxes	775	(2,513)	1,490	(3,413)
Provision (credit) for income taxes	282	(881)	522	(1,189)

Net income (loss)	$493	$(1,632)	$968	$(2,224)
Preferred stock dividends and discount accretion	281	281	562	469
Net income (loss) available to common shareholders	$212	$(1,913)	$406	$(2,693)

Basic income (loss) per common share	$0.08	$(0.73)	$0.15	$(1.03)
Diluted income (loss) per common share	$0.08	$(0.73)	$0.15	$(1.03)

Annualized return on average assets	.27%	(.88%)	.27%	(.60%)
Annualized return on average equity	3.74%	(11.94%)	3.73%	(8.60%)
Net interest margin	2.62%	1.82%	2.51%	1.76%

		As of	As of
Financial Condition Data:		30-Jun-10	31-Dec-09

Cash and cash equivalents		$29,330	$33,017
Investments and interest bearing deposits		139,359	119,693
Loans, net of allowance for loan losses
6/30/2010 - $11,937; 12/31/2009 - $14,076		498,040	528,503
Other assets		65,688	56,567
Total assets		$732,417	$737,780

Deposits		$505,933	$513,051
FHLB advances		116,050	116,050
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		39,750	39,750
Other liabilities		2,006	2,053
Total liabilities		679,204	686,369
Stockholders' equity		53,213	51,411
Total liabilities and stockholders' equity		$732,417	$737,780

Equity to assets ratio		7.27%	6.97%
Book value per common share		$14.07	$13.49
Non performing assets		$37,459	$41,045